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                                                                    Exhibit 10.1
                                                                    ------------


                    SEPARATION AGREEMENT AND GENERAL RELEASE
                    ----------------------------------------

        Separation Agreement and General Release ("Agreement") executed this ___ day of September 1999, by and between Bernard Horowitz, Ph.D. ("Dr. Horowitz" or "Releasor") and V.I. Technologies, Inc. ("VITEX" or "the Company").

        WHEREAS, Dr. Horowitz and VITEX entered into an Employment Agreement dated January 15, 1998 (the "Employment Agreement") a copy of which is annexed hereto as Exhibit "B"; and

        WHEREAS, Dr. Horowitz has expressed his intention to voluntarily terminate his employment pursuant to the provisions of (P)4.3 of the Employment Agreement;

        NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, it is hereby agreed that:

          1.  DR. HOROWITZ'S RESIGNATION
              --------------------------

          (a) Dr. Horowitz hereby irrevocably gives notice of his intention to resign from his employment at VITEX, effective October 1, 1999, and VITEX accepts that resignation. Dr. Horowitz and VITEX expressly acknowledge that this Agreement supercedes and replaces the Employment Agreement and except as otherwise provided herein, effective October 1, 1999, the Employment Agreement, and all terms, conditions, and obligations set forth therein, will expire and will be declared null and void.

          2.   THE SEVERANCE PAYMENT, VESTING OF STOCK OPTIONS, AND LIFE
               ---------------------------------------------------------
               INSURANCE
               ---------

          (a) As used herein, the term "Severance Period" refers to the one year period beginning on October 1, 1999 and ending on September 30, 2000.

          (b) Subject to Dr. Horowitz's execution of this Agreement, VITEX shall pay Dr. Horowitz severance equivalent to one year's salary at his current rate of pay, a total of $198,919.00 (the "Severance Payment"), less applicable withholding taxes and deductions. The Severance Payment will be made in two (2) equal installments, paid six months apart, less applicable withholding taxes and deductions. The first such payment will be made on or before October 20, 1999.

                    (i) Dr. Horowitz expressly acknowledges that he will not be entitled to any annual bonus payment pursuant to (P)3.2 of the Employment Agreement.


          (c) Subject to the approval of the Compensation Committee of the Board of Directors of VITEX, (i) the stock options granted to Horowitz in 1995 and 1997 to purchase 223,614 shares (at $2.795 per share) and 125,224 shares (at $8.39 per share) respectively, of VITEX common stock, $.01 par value per share under the Equity Incentive Plan (the "Stock Options"), shall fully vest, to the extent they have not previously vested, on October 1, 1999, and (ii) Horowitz shall be permitted to exercise the Stock Options at any time prior to the tenth anniversary of the date of grant of such options, in accordance with the terms of the Equity Incentive Plan and the stock option agreements executed thereunder (as modified by this Agreement).


          (d) Dr. Horowitz's participation in VITEX's medical and dental benefit plans will continue for the duration of the Severance Period, and will terminate on September 30, 2000, at which time, and on an annual basis thereafter for as long as he is alive, he will be offered the opportunity to enroll in any major medical and dental insurance plans VITEX provides to its full time, senior management staff. If he chooses to enroll in such plans, the cost to Dr. Horowitz will be as though he were still actively employed by VITEX.

          (e) The life insurance referenced in (P)3.8 of the Employment Agreement will remain in force (to the extent the policy is payable to Dr. Horowitz's family), at VITEX's cost, until the end of the Severance Period (September 30, 2000).

          (f) Except as provided herein, Dr. Horowitz's participation in all other benefit plans will cease on October 1, 1999.

          3.   CONTINUED MEMBERSHIP ON VITEX'S BOARD OF DIRECTORS
               --------------------------------------------------

          (a) Dr. Horowitz will remain a member of VITEX's Board of Directors after October 1, 1999. Dr. Horowitz expressly acknowledges that he has been given no guarantees with respect to his continued membership on the Board of Directors. Dr. Horowitz agrees that if the Board of Directors requests his resignation from the Board of Directors for any reason, he will immediately tender his resignation as a Director of VITEX. After the expiration of the Severance Period, if Dr. Horowitz remains a member of the Board of Directors, he will be entitled to receive the same benefits received by other members of the Board of Directors.

          4.   CONSULTING SERVICES
               -------------------

          (a) Although under no obligation to do so, Dr. Horowitz may perform consulting services to VITEX. Any such consulting services will be performed upon reasonable notice, at mutually agreeable times and locations. Dr. Horowitz agrees that during the Severance Period he will not seek, nor is he entitled to, any additional compensation for any such consulting services, unless he has provided more than 800 hours of services during the Severance Period. Dr. Horowitz will be compensated for each hour of consulting services provided during the Severance Period in excess of 800 hours at the rate of $200.00 per hour.

          (b) After the expiration of the Severance Period, and beginning on October 1, 2000, Dr. Horowitz will begin receiving quarterly retainer payments of $25,000.00 as compensation for consulting services to be provided during the following calendar quarter (e.g. the October 1, 2000 payment will cover services rendered

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

          during the fourth quarter of 2000). Such payments will be made on the first day of each quarter during which the contemplated services are to be provided. These quarterly retainer payments will continue until such time as this consulting arrangement is terminated by VITEX or Dr. Horowitz in the manner described below. The $25,000.00 retainer will constitute full compensation for up to 200 hours of consulting services provided during the quarter. Dr. Horowitz will be compensated for each hour of consulting services in excess of 200 hours during a calendar quarter at the rate of $200.00 per hour.

               (i) The consulting arrangement described in this sub paragraph "4(b)" can be terminated by either Dr. Horowitz or VITEX, at any time, with 90 days notice.

          5.   CONSIDERATION AND FULL DISCHARGE
               --------------------------------

            a) Dr. Horowitz agrees that the aggregate consideration provided in this Agreement:

                    (i) exceeds any payment, benefit, or other thing of value to which he might otherwise be entitled under any policy, plan or procedure of VITEX, and

                    (ii) is in full discharge of any and all of VITEX's
                         liabilities and obligations to him, whether written or oral, including, without limitation, any bonus, deferred bonus, accrued vacation pay, severance payment or any other contractual or other obligation, compensation or remuneration that may be owed to Dr. Horowitz by VITEX.

          6.   GENERAL RELEASE
               ---------------

          (a) For good and valuable consideration, the receipt of which is hereby acknowledged, Dr. Horowitz for himself and for his heirs, executors, administrators, trustees, legal representatives and assigns (hereinafter, collectively referred to as ("Releasors"), hereby forever release and discharge VITEX, or any of VITEX's past, present or future parent entities, partners, subsidiaries, affiliates, divisions, employee benefit and/or pension plans or funds, successors and assigns and any of its or their past, present or future directors, officers, attorneys, agents, trustees, administrators, employees, or assigns (whether acting as agents for VITEX or in their individual capacities) (collectively referred to as "Releasees") from any and all claims, demands, causes of action, and liabilities of any kind whatsoever (upon any legal or equitable theory, whether contractual, common-law, statutory, federal, state, local, or otherwise), whether known or unknown, by reason of any act, omission, transaction or occurrence which Releasors ever had, now have or hereafter can, shall or may have against Releasees up to and including the Agreement Effective Date, as defined in Paragraph 10(c) below.

          Without limiting the generality of the foregoing, Releasors hereby release and discharge Releasees from:

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

                    (i) any and all claims relating to Dr. Horowitz's employment by VITEX, the terms and conditions of such employment, the employee benefits related to his employment and/or his separation from such employment;

                    (ii) any and all claims of employment discrimination and/or retaliation under any federal, state or local statute or ordinance, including without limitation, any and all claims under Title VII of the Civil Rights Act of 1964 as amended; the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act; the Family and Medical Leave Act of 1993; the Employee Retirement Income Security Act; the New York State Human Rights Law; and the New York City Human Rights Law;

                   (iii) any and all claims for wrongful discharge and/or
                         breach of employment contract (including, but not limited to the Employment Agreement) or any claims related to compensation or benefits, including claims for bonus or deferred payments;

                    (iv) any and all claims for defamation, libel or slander
                         against any Releasees; and

                    (v) any and all claims for attorney's fees, costs disbursements and the like;

          which Releasors ever had, now have or hereafter can, shall or may have against Releasees for, upon or by reason of any act, omission, transaction or occurrence up to and including the date of the execution of this Agreement.

          (b) Dr. Horowitz agrees, unless such agreement is otherwise prohibited by law, that he will not commence, maintain, prosecute or participate (except as compelled by legal process) in any action or proceeding of any kind (judicial or administrative) against Releasees, arising out of any act, omission, transaction or occurrence occurring up to and including the Agreement Effective Date, as defined in paragraph 10(c) below.

          (c) Dr. Horowitz further agrees, unless such agreement is otherwise prohibited by law, that he will not seek or accept any award or settlement from any source or proceeding with respect to any claim or right covered by paragraphs "6(a) and (b)" and that this Agreement shall act as a bar to recovery in any such proceedings.

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          7.   CONFIDENTIALITY
               ---------------

          (a) Dr. Horowitz acknowledges that this Agreement and all terms and conditions thereof shall be kept strictly confidential and shall not be disclosed by Dr. Horowitz to anyone, except to the extent required by law; except that Dr. Horowitz may disclose the terms of this Agreement to his spouse, accountant, attorney and/or his financial advisor, who shall be instructed that the Agreement and its terms are to be kept confidential. In the event of any breach of this provision, Dr. Horowitz consents to the entry of injunctive relief in the United States District Court for the Southern District of New York, and further, inasmuch as the damages from any material breach of this confidentiality provision cannot be ascertained, Dr. Horowitz agrees that a material breach of this provision by Dr. Horowitz shall result in the payment by Dr. Horowitz to VITEX of liquidated damages in the amount of $198,919.00. Notwithstanding the foregoing, this paragraph shall not apply to Dr. Horowitz if he is acting in his capacity as director of VITEX.

          (b) VITEX acknowledges that this Agreement and all terms and conditions thereof shall be kept strictly confidential and shall not be disclosed by any officer or director of VITEX to anyone, except to the extent required by law and to those persons whose efforts are required to effectuate the terms of this Agreement; except that VITEX, through its officers, may disclose the terms of this Agreement to VITEX's attorneys and/or accountants, who shall be instructed that the Agreement and its terms are to be kept confidential.

          (c) The parties agree that this Agreement and the attached General Release may be used as evidence only in a subsequent proceeding in which any of the parties allege a breach of this Agreement or the attached General Release.

          8.   NON-DISPARAGEMENT
               -----------------

          (a) Dr. Horowitz agrees that he will not disparage (or induce or encourage others to disparage) VITEX, any of its past or present directors, officers, agents, trustees, administrators, attorneys or employees with respect to any events relating to his employment with VITEX, including, without limitation, disparaging any of such parties in connection with disclosing the facts or circumstances surrounding his separation from employment with VITEX or criticizing VITEX's business strategy. For the purposes of this Agreement, the term "disparage" means any comments or statements which would adversely affect in any manner: (i) the conduct of VITEX's business; or (ii) the business reputation or relationships of VITEX and/or any of its past or present directors, officers, agents, trustees, administrators, attorneys or employees. Notwithstanding the foregoing, this paragraph shall not apply to Dr. Horowitz if he is acting in his capacity as a director of VITEX.

          (b) VITEX agrees not to disparage Dr. Horowitz. For purposes of this subparagraph, the term "disparage" means any statements made by VITEX senior officers or directors, or any statements made officially by VITEX that adversely affect Dr. Horowitz's personal or professional reputation.

          9.   COMPANY DOCUMENTS AND PROPERTY
               ------------------------------

   (a) Dr. Horowitz agrees not to copy or take any books, notes or documents belonging to VITEX without its express written consent. In this regard, Dr.
   Horowitz acknowledges that he has had access to confidential, sensitive or proprietary information during the course of his employment at VITEX. Unless compelled by judicial process, Dr. Horowitz agrees that he will not, for herself or any other person or entity, directly or indirectly divulge, communicate or in any way make use of any confidential, sensitive, or proprietary information acquired in the performance of his services or in connection with the performance of such services for VITEX without the prior written consent of
   VITEX. Upon receipt of judicial process or governmental request for such information, Dr. Horowitz shall immediately notify VITEX and shall cooperate with VITEX in efforts to limit such disclosure and shall not make such disclosure unless compelled to do so. For the purpose of this Agreement, all information acquired during the course of Dr. Horowitz's employment and in connection with such employment shall be deemed to be confidential, sensitive or proprietary, unless VITEX shall have published said information. Not withstanding the foregoing, it is understood that (i) Dr. Horowitz brought certain materials with him when he joined VITEX and that such materials do not belong to VITEX, (ii) Dr. Horowitz may retain published scientific works and
         slides which he collected while an employee of VITEX.        '

          (b) If Dr. Horowitz has not already done so, he shall immediately return to VITEX all Company property in his possession (with the exception of a computer which VITEX has permitted Dr. Horowitz to retain) including, but not limited to credit cards, building passes, airline tickets, facsimile machines, paging devices and portable telephones.

          (c) If Dr. Horowitz has not already done so, he shall immediately deliver to VITEX all correspondence, documents, papers and other media containing information about the accounts, clients, interests, or business of VITEX together with all copies in his possession.


          10.  REVIEW AND REVOCATION PERIODS
               -----------------------------

          (a) Dr. Horowitz shall have at least twenty-one (21) days from the date of receipt, or until September 30, 1999, to consider the terms and conditions of this Agreement. Dr. Horowitz may accept this Agreement by signing it, having his signature notarized and returning it to James Northrup, VITEX, Inc., 155 Duryea Road, Melville, NY 11747, by no later than 5:00 p.m. on September ___, 1999. Further, Dr. Horowitz may sign and return this Release at any time prior to September 30, 1999.

          (b) After signing this Release, Dr. Horowitz shall have seven (7) days to revoke this Agreement by indicating his desire to do so in writing
          (a) addressed to James Northrup, at the address listed above, and (b) received by Mr. Northrup no later than 5:00 p.m. on the seventh (7th) day following the date Dr. Horowitz signs this Agreement.

          (c) The effective date of this Agreement shall be the eighth (8th) day following Dr. Horowitz's signing of this Agreement (the "Agreement Effective Date"), provided Dr. Horowitz does not revoke this Agreement during the revocation period. In the event Dr. Horowitz does not accept this Agreement as set forth above, or revokes this Agreement during the Revocation Period, this Agreement including but not limited to the obligation of the Releasees to provide the payments, and provide the benefits, referred to in paragraph "2" and "3" above, shall automatically be deemed null and void.

          11. Dr. Horowitz acknowledges that: (a) he has carefully read this Agreement in its entirety; (b) he has had an opportunity to consider fully the terms of this Agreement for at least twenty-one (21) days;
          (c) he has been advised by VITEX in writing to consult with an attorney of his choosing in connection with this Agreement; (d) he fully understands the significance of all of the terms and conditions of this Agreement; (e) he has discussed it with his independent legal counsel, or has had a reasonable opportunity to do so; (f) he has had answered to his satisfaction any questions he has asked with regard to the meaning and significance of any of the provisions of this Agreement; (g) he is signing this Agreement voluntarily and of his own free will and assents to all the terms and conditions contained herein; (h) the amounts being paid hereunder are in excess of those amounts he would be entitled to if he did not sign this Agreement; and
          (i) that as of December 23, 1999 his employment relationship with VITEX will be permanently and irrevocably severed and that to the full extent permitted by law he will not be eligible for rehire or re-employment with any of the Releasees, that he will not apply for re-employment with any of the Releasees and that the Releasees have no obligation, now or at any time in the future, to rehire or re-employ him in any capacity, that any future decision by any of the Releasees not to hire him will be based upon this subparagraph and that he will not assert any claims against any Releasees based upon such decision.

ADDITIONAL PROVISIONS
---------------------

          12. The making of this Agreement is not intended, and shall not be construed, as an admission that Releasees have violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract, or committed any wrong whatsoever against Dr. Horowitz.

          13. This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

          14. This Agreement shall be interpreted, construed and governed according to the laws of the State of New York.

          15. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force and effect. However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement; provided, however, that, upon any finding by a court of competent jurisdiction that the release and covenants provided for by paragraphs "5," and "6" of this Agreement are illegal, void, or unenforceable, Dr. Horowitz agrees, at the Releasees option, either to return promptly to VITEX the amounts paid to his or paid on his behalf pursuant to this Agreement or to execute a release, waiver and/or covenant that is legal and enforceable. Further, if Dr. Horowitz seeks to challenge the validity of or otherwise vitiate this Agreement or any provision thereof (including, without limitation, paragraphs "5,"and "6"), Dr. Horowitz shall, as a precondition, be required to repay to VITEX the amounts paid to him or paid on his behalf pursuant to the terms of this Agreement. Finally, any breach of the terms of paragraphs "5," "6," "7," "8," and/or "9" shall constitute a material breach of this Agreement as to which the Releasees may seek appropriate relief (including but not limited to repayment of the amounts paid to him or paid on his behalf referred to this Agreement) in a court of competent jurisdiction.

          17. The paragraph and section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

          18. This Agreement (together with the accompanying cover letter) constitutes the complete understanding between the parties and supersedes any and all Releases, understandings, and discussions, whether written or oral, between the parties. No other promises or agreements shall be binding unless in writing and signed after the Agreement Effective Date by the parties to be bound thereby.

          WHEREFORE, Dr. Horowitz places his hand on the dates hereinafter set forth.

Bernard Horowitz, Ph.D.

/s/ Bernard Horowitz                              Date  September 13, 1999
---------------------------------                 ------------------------

On this  13th day of  September  , 1999, before me personally appeared Bernard
         ----         -----------
Horowitz, Ph.D., to me known personally and known to me to be the individual described herein, whose name is subscribed to, and who executed the above Agreement and General Release.

/s/Howell Bramson
------------------
Notary Public

Agreed:

     V.I.Technologies, Inc.

By:  /s/ John Barr
     -------------
     John Barr
     President & Chief Executive Officer

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